Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 19th day of January 2011, by and between Seafarer Exploration Corp. (the "Company"), and Ralph Chip Johnson ("Consultant") at 11919 Meridian Point Drive Tampa, Florida, 33626.

WHEREAS, the Company desires to hire the consulting services of Consultant in the areas of Business Development, Mergers and Acquisitions and Business Strategy for the Company (the "Services") in connection the Company's business.

WHEREAS, in consideration for the Services, the Company shall pay the Consultant upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant. The Consultant will provide such services and advice to the Company so as to advise the Company in business development, mergers and acquisitions, business strategy and specifically for analysis of the treasure industry. Without limiting the generality of the foregoing, Consultant will also assist the Company in developing, studying and evaluating acquisition proposals, prepare reports and studies thereon when advisable. Nothing contained herein constitutes a commitment on the part of the Consultant to find an acquisition target for the Company or, if such target is found, that any transaction will be completed. This Agreement is not a contract for listing services, and nothing in this Agreement will require the Consultant to negotiate on behalf of the Company with corporations that are involved with listings or making a market in corporate securities in the OTC markets. Consultant would undertake such services under the direction of Kyle Kennedy, Company President.

1.1 Duties Expressly Excluded

This Agreement expressly excludes the Consultant from providing public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company's securities; (ii) assistance in making of a market in the Company's securities. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company's prior written consent.

2. Compensation, Term and Termination

The Company shall compensate the Consultant by payment of $5,000.00 upon execution of this agreement and an additional compensation to the Consultant by payment of $2,500 a month upon the 15th of each month for a period of 6 (six) months, contingent upon available funds. The Company shall compensate the Consultant issuing 1,000,000 shares of restricted common stock (the "Shares") to Consultant. The Shares will vest according to the following schedule:

A) February 2011 200,000

until completion of the Services and effect until June 19, 2011 (the "Termination Date") as defined herein.

3. Stock Plan
Additional compensation will include equity in Seafarer Exploration Corp. The amount will be determined after March 1, 2011 and prior to the expiration of this agreement.

4. Property
All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

5. Non-Circumvention
Consultant agrees that all third parties introduced to him by Seafarer represent significant efforts and working relationships that are unique to, and part of, the work product and intellectual capital of Seafarer. Therefore, without the prior specific written consent of Seafarer, Consultant agrees to refrain from conducting direct or indirect business dealings of any kind with any third party so introduced by Seafarer, with the exception of third parties with which Consultant has previously had a formal business relationship, for a period of three (3) years from Effective Date of this Agreement.

6. Confidential Information
The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this

6.1 Confidentiality and Non-Disclosure

a) Consultant acknowledges that Seafarer is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. Consultant has received or may receive in the future material non-public information from Seafarer. Consultant agrees that he will hold in strict confidence and not disclose to any third parties any material non-public information received from Seafarer, except as approved in writing by the CEO of Seafarer. Consultant additionally agrees that he will use the non-public information that it receives from Seafarer for lawful purposes only.

b) Consultant shall treat as confidential and will not ever disclose under any circumstances to any third party any information that he becomes aware of during his business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information, bank account information, access codes, investors, shareholder lists, shipwreck site(s), treasure maps, proprietary data, intellectual properties, agreements, capabilities, specifications, business strategies, information regarding existing and future technical, business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as "Confidential Information"). Confidential Information may be written, e-mail, hard copies of documents, oral, recorded, or contained on tape or on other electronic or mechanical media.

c) Consultant represents and warrants that he will not disclose any Confidential Information whatsoever to any third party. Consultant will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to its by Seafarer, and Consultant shall hold the Confidential Information in strict confidence and will never disclose such Confidential Information to any third (3rd) party or to use it for any purpose other than as specifically authorized by Seafarer in writing.

against any and all liability, actions, claims, demands, liens, losses, damages, judgments and expenses, including reasonable attorneys' fees that may arise from the unauthorized disclosure or use of Confidential Information by Consultant.

7. Severability

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8. Independent Contractor

This Agreement shall not render Consultant an employee, partner, agent of, or joint venture partner with Seafarer for any purpose. Seafarer shall not be responsible for withholding taxes with respect to Consultant's compensation hereunder and Consultant will be solely responsible for any and all local, state and/or federal tax obligations. Consultant agrees to hold Seafarer harmless for any expenses, liabilities or obligations of any type concerning taxes or insurance. Consultant shall have no claim against Seafarer hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. In his capacity as an independent contractor, Consultant will exclusively control and direct his own time and choose which days and specific hours that he performs Services for Seafarer and he has the sole right to control and direct the means, manner, and method by which he renders the Services to Seafarer. Consultant acknowledges that he has never been an employee of Seafarer and Consultant also specifically acknowledges that he has provided services to Seafarer on an independent contractor basis at all times during his business relationship with Seafarer, including prior to the Effective Date of this Agreement.

9. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

officers, directors, consultants, advisors, affiliates, employees, assigns, administrators, attorneys, agents, advisors, consultants, subsidiaries, related parties and personal representatives.

(ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of Florida.

12. Full and Entire

This Agreement contains the entire agreement of the Parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, with respect to the subject matter herein.

13. Modification

May be amended or modified of this agreement only by a writing executed by the party against whom enforcement is sought.

14. Drafting

Each Party acknowledges that it/he/she has adequate opportunity to review and comment upon this Agreement, has been advised of its rights to have its own independent counsel review this Agreement, and familiar with its terms.

15. Waiver

No waiver of any right or obligation of the Parties under this Agreement shall be effective unless made in writing, specifying such waiver, and is executed by the Party against whom such waiver is being forced. A waiver by the other Party hereto of any of its rights under this Agreement on any occasion shall not be a part to the exercise of the same right on any subsequent occasion or of any other right at any time.

19. Survival

The Confidentiality and Non-Disclosure agreement shall survive the termination and/or expiration of this Agreement and/or Independent Contractor's performance of Services for Seafarer Exploration Corp., for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

Name: Ralph Chip Johnson

COMPANY:

Kyle Kennedy
President
Seafarer Exploration Corp.